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                                                  EXHIBIT 99.2

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859

FOR IMMEDIATE RELEASE
Baltimore, Maryland - March 10, 2000


Crown Central Receives Buyout Proposal from APEX OIL COMPANY, INC.
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     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock
Exchange) has received a proposal from Apex Oil Company, Inc. by which Apex Oil proposes to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Apex for a price of $9.20 per share. The proposal is by its terms subject to approval by the board of directors and shareholders of Crown, to necessary governmental approvals, and to Apex Oil Company's ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in Crown's public filings. The proposal will expire at 5 p.m. on Friday March 17, 2000.
     Crown understands that Paul A. Novelly is the chairman of Apex Oil Company. Mr. Novelly, Golnoy Barge Company, Inc., The Capital Trust u/i February 4, 1994, and the Novelly Exempt Trust u/i August 12, 1992 previously filed a Schedule 13-D disclosing that they collectively own approximately 15.4% of Crown's Class A common stock.
     Crown has referred the proposal to a board committee of its independent directors for their consideration.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.